WRC Media, Inc.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020


CONTACT:   Michele Norris

           WRC Media Inc.
           908-654-3891

For Immediate Release

               WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION
               PUBLISHER, REPORTS EARNINGS FOR YEAR ENDING 1999

March 31, 2000 - WRC Media Inc. (or the "Company"), a newly formed publisher of supplemental educational materials, reported results for fiscal year 1999.

Pro forma revenues for fiscal year 1999 increased 3.6% to $214.1 million as compared to the prior year, calculated on a pro forma basis to include the full year results of CompassLearning Inc., which it acquired in July 1999, and of the Weekly Reader Corporation, World Almanac Education Group and American Guidance Service, a group of companies it acquired in November 1999. Pro forma EBITDA for fiscal year 1999 grew over the prior year by 52.8%, and pro forma EBITDA, adjusted for non-recurring items, grew by 26.4% to $49.6 million.

The increase in pro forma revenues and EBITDA were primarily due to increases in sales of core product lines. Revenue growth of 4.7% at Weekly Reader was due to growth in our subscription sales to schools, including Lifetime Learning and Skills Books. Based on strong supplemental testing materials, the American Guidance Service revenues grew by 7.4% and sales at the World Almanac Education Group grew by 10.5%, principally due to the Millennium Almanac and licensing revenues. Finally, the growth of new software sales at CompassLearning was offset by an anticipated erosion of service-related revenue streams supporting older software versions.

WRC Media Inc., a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, technology software, testing materials, reference products and teacher materials, and appropriate products for the home and library market. WRC Media Inc. has four principal operating subsidiaries.


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                                                                             2

CompassLearning, Inc. is a leading provider of electronically delivered instruction and assessment with over 7,000 hours of instruction and an installed base of over 20,000 schools.

Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, publishes the World Almanac, Facts on File, Gareth Stevens and Funk and Wagnalls, and has a large subscriber base of many school, public, and private libraries.

American Guidance Service, Inc. is a leader in individually administered assessments to evaluate learner traits and publishes a variety of high-interest, low reading-level instructional products.

Information in this press release contains forward-looking statements based on current expectations that involve a number of risks, uncertainties, and assumptions. Such forward-looking statements are not guarantees of future performance. Important factors that may cause actual outcomes and results to differ materially from what is expressed in such forward-looking statements are difficult to predict, and include but are not limited to: leverage and debt service; restrictive covenants on debt instruments; a history of losses at CompassLearning; no prior operations as an independent company; ability to implement the business plan; increases in paper and postage costs; customer purchasing power and dependence on various sources of government funding; ability to successfully compete; seasonality; dependence on intellectual property; dependence on key management and highly skilled personnel; ownership of the Company which may conflict with the interests of the holders of the notes; the operating units ability to introduce new products, product extensions and enhancements; the level of future cash flow, debt levels, and capital expenditures and pre-publication cost investment.


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

                                                                         WRC Media Inc.
                                                                    Audited 12-Months Ended
                                                                     (Amounts in Millions)





                                                           Actual                     Increase/(Decrease)
                                                 -------------------------            --------------------
                                                 12/31/98         12/31/99              $                %
                                                 --------         --------            -----            ----
Revenue

         Weekly Reader                             43.7             45.7              2.0              4.7%
         American Guidance Service                 46.2             49.6              3.4              7.4%
         World Almanac Education                   47.9             52.9              5.0             10.5%
         Compass Learning                          68.9             65.8             (3.1)            -4.5%
--------------------------------------------  ---------------  ---------------  --------------- ----------------
Total Revenue                                     206.7            214.1              7.4              3.6%

Costs and Expenses                                193.7            200.8              7.1              3.6%

--------------------------------------------  ---------------  ---------------  --------------- ----------------
Operating Income                                   13.0             13.3              0.3              2.4%

Interest Expense                                   13.6             25.0             11.4             84.2%
Other, Net (Income)/Exp                             0.2              0.1             (0.0)            -1.3%
Taxes                                               4.3              2.2             (2.1)           -49.5%

--------------------------------------------  ---------------  ---------------  --------------- ----------------
Net Income                                         -5.0            -14.0             (9.0)          -177.9%

EBITDA

         Operating Income                          13.0             13.3              0.3              2.4%
         Depreciation and Amortization             16.6             31.9             15.3             91.6%
         Other, Net (Income)/Exp                    0.2              0.1             (0.0)            -1.3%
--------------------------------------------  ---------------  ---------------  --------------- ----------------
EBITDA                                             29.5             45.1             15.6             52.8%

Adjusted EBITDA*                                   39.2             49.6             10.4             26.4%



* Adjusted primarily for non-recurring overhead and restructuring charges.